Exhibit 99

[Entrust Logo]

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces Preliminary Third Quarter Financial Results

DALLAS – October 3, 2003 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced preliminary financial results for its fiscal quarter ended September 30, 2003.

Entrust expects a third quarter net loss at the low end of the company’s guidance. The Q3 net loss will be in the range of approximately $9.1 million to $8.7 million, or approximately $0.14 per share. The company also expects third quarter total revenue to be lower than the previous guidance range. Revenue for the quarter will be in the range of approximately $19.5 million to $20.0 million. The company also said that cash and marketable investments would be within the guidance range of $105 million, with no debt.

“While we met the earnings and cash management guidance, we are disappointed in the revenue attainment. We made progress on winning new accounts and solutions, but we were unable to convert any deals over a million dollars in the quarter,” said Bill Conner, Entrust chairman, president and chief executive officer. “We are still targeting breakeven for year-end based on current customer interest and opportunities that we are working.”

Entrust will provide complete third quarter financial results on its regularly scheduled conference call on October 29, 2003.

Entrust will host a live teleconference and Webcast on Wednesday, October 29, at 8:00 a.m. ET, featuring Chairman and CEO Bill Conner and CFO David Wagner discussing Entrust’s Q3 results. The conference call is available by dialing 1-800-814-4859. Conference audio will also be available live via Webcast at a direct link at http://webevents.broadcast.com/cnw/entrust20031029 or through http://www.entrust.com/investor/calendar.htm. Please log on about 15 minutes prior to the call in order to register, download and install any necessary audio software. The Webcast will be accessible for 90 days at the above Internet addresses.

For those unable to attend the live conference call, an audio replay will be available beginning at 10:00 a.m. ET, Wednesday, October 29, through Wednesday, November 5th at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a pass code of 21020575#.

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This press release contains forward-looking statements relating to Entrust’s projected revenue range, net loss range and net loss per share range for the third quarter of 2003, and cash and marketable investments balance. Such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, issues raised in connection with the review of quarterly financial results, and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world leader in securing digital identities and information, enabling businesses and governments to transform the way they conduct online transactions and manage relationships with customers, partners and employees. Entrust’s solutions promote a proactive approach to security that provides accountability and privacy to online transactions and information. Over 1,200 enterprises and government agencies in more than 50 countries use Entrust’s portfolio of security software solutions that integrate into the broad range of applications organizations use today to leverage the Internet and enterprise networks. For more information, please visit <http://www.entrust.com>

Entrust is a registered trademark of Entrust, Inc. in the United States and certain other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Kenneth Kracmer
Investor Relations	Media Relations
972-713-5824	972-713-5922
david.rockvam@entrust.com	kenneth.kracmer@entrust.com

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